Exhibit 10.3
Amendment to Restricted Stock Unit Award Agreement
for Company Employees under the 2017 Plan
    This Amendment to the Restricted Stock Unit Award Agreement for Company Employees under Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan (this “Amendment”) is made as of January 13, 2023 by Jounce Therapeutics, Inc. (the “Company”).
Background
A.    The Grantee has been awarded Restricted Stock Units under the Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock, par value $0.001 per share of the Company (the “Common Stock”), upon the vesting of the Restricted Stock Units, subject to the terms and conditions set forth in the applicable Restricted Stock Unit Award Agreement (the “Agreement”).
B.    The Company desires to amend the Agreement to provide for the acceleration of vesting of the Restricted Stock Units granted by the Agreement upon the termination without Cause by the Company of the Grantee’s employment with the Company and its subsidiaries.
C.    The Amendment does not adversely affect the Grantee’s rights under the Agreement.
NOW, THEREFORE, the Company amends the Agreement as follows:
1.The Company amends the terms of the Agreement as provided below, effective as of the date hereof. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in full force and effect. Capitalized terms in this Amendment shall have the meaning specified in the Plan or the Agreement, as applicable, unless a different meaning is specified herein.
2.Section 2 is hereby deleted and replaced in its entirety with the following:
“2. Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or its Subsidiaries without Cause prior to the satisfaction of the vesting conditions set forth in Paragraph 1 above, any Restricted Stock Units that have not vested as of the Grantee’s last day of employment with the Company shall automatically vest on such date. Upon vesting of the Restricted Stock Units, the Company will deliver for each Restricted Stock Unit that becomes vested, one share of Common Stock, in accordance with Paragraph 3 of this Agreement.
If the Grantee’s employment with the Company and its Subsidiaries terminates for any other reason (including termination by the Grantee, termination by the Company by Cause, death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 1 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited without the payment of any consideration to the Grantee, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.”
IN WITNESS WHEREOF, the Company has executed this Amendment as of the date hereof.
JOUNCE THERAPEUTICS, INC.
By:
Name:
Title: